CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES D-6 CONVERTIBLE PREFERRED

STOCK OF 12 RETECH CORPORATION

12 Retech Corporation, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its articles of incorporation and by-laws, has authorized and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

Capitalized terms used and not otherwise immediately defined are defined in Section 6 below.

Designation. Amount and Par Value. The series of Preferred Stock shall be designated as the “Series D-6 Convertible Preferred Stock” (the “Series D-6 Preferred Stock”) and the number of shares so designated shall be 1,000,000.

1)	Stated Value; Dividends

a)	The par value of each issued share of Series D-6 Preferred Stock shall be $0.00001 per share, and the stated value of each issued share of Series D-6 Preferred Stock shall be deemed to be $5.00 USD (the “Stated Value”).

b)	Dividends. Series D-6 Preferred Stock will not carry a dividend.

2)	Voting.

a)	Voting Rights. Holders of the shares of Series D-6 Preferred Stock shall not have the right to vote on any matter as to which shareholders are required or permitted to vote, except as otherwise required by law.

3)	Liquidation Preferences

a)	Payments to Holders of Series D-6 Preferred Stock. Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of shares of Series D-6 Preferred Stock shall be paid in cash, after the holders of superior preferred shares (Preferred Series “A”, “B”, “D-1”, “D-2”) and before any other Junior Securities including but not limited to common shares and other shares having no liquidation preferences.

b)	Insufficient Cash. In the event that that there is insufficient cash to pay all of the Series D-6 Preferred Stock in full, the amount of cash available shall be divided equally amongst the holders in pro-rata fashion to the quantity of shares they hold.

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4)	Conversion. The Holders of Series D-6 Preferred Stock shall have conversion rights as follows:

a)	Optional Conversion. Each share of Series D-6 Preferred Stock shall be convertible at the option of the Holder, in whole or in part, at any time, without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share being converted by the Series D-6 Conversion Price in effect at the time of conversion. The “Series D-6 Conversion Price” per share of Common Stock shall be the closing traded price of the Common Stock on the day prior to the Notice of Conversion, in Holder’s sole discretion on each conversion, on either (i) the last complete trading day prior to the Conversion Date or (ii) the Conversion Date (subject to adjustment as provided herein).

b)	Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Appendix A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D-6 Preferred Stock to be converted, the number of shares of Series D-6 Preferred Stock owned prior to the conversion at issue, the number of shares of Series D-6 Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation. To effect conversions of shares of Series D-6 Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series D-6 Preferred Stock to the Corporation unless all of the shares of Series D-6 Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D-6 Preferred Stock promptly following the Conversion Date at issue.

c)	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D-6 Preferred Stock. Any non-integer quantity of Common Shares that result from a Conversion shall be rounded up into the next single full share of Common stock.

d)	Mechanics of Conversion. Not later than ten Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series D-6 Preferred Stock, in book entry form on the stock ledger of the Corporation’s Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Nevada General Corporation Law. All shares of Series D-6 Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

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5)	Status of Series D-6 Preferred Stock Converted or Reacquired. Shares of Series D-6 Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be re-designated and reissued as part of any series of the preferred stock.

6)	Definitions. As used herein, the following terms shall have the following meanings:

a)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b)	“Closing Price” of the Common Stock on any given day shall be the last sale price, of the Common Stock.

c)	“Common Stock” means the common stock of the Corporation which is traded on the Principal Market.

d)	“Conversion Date” with respect to any share of Series D-6 Preferred Stock means any day on which such share is to be converted into common stock pursuant to Section 4.

e)	“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D-6 Preferred Stock in accordance with the terms hereof.

f)	“Holder” means a holder of Series D-6 Preferred Stock.

g)	“Junior Securities” means the Common Stock and all other securities of the Corporation, including Common Stock Equivalents of the Corporation, other than those securities which are explicitly senior or pari passu to the Series D-6 Preferred Stock in dividend rights or liquidation preference.

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h)	“Original Issue Date” the date the Corporation initially issues shares of Series D-6 Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

i)	“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

j)	“Principal Market” means the primary national or regional stock exchange on which the Common Stock is listed, or if not so listed, OTC Markets, if quoted thereon, is open for the transaction of business.

k)	“SEC” means the United States Securities and Exchange Commission.

l)	“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

m)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

n)	“Trading Day” means any day on which the Common Stock is traded on the Principal Market.

7)	Governing Law. The rights and designations of the Series D-6 Preferred Stock shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either the Corporation or the Holder against the other concerning the transactions contemplated by the rights and designations of the Series D-6 Preferred Stock shall be brought only in the state and/or federal courts of Clark County, Nevada.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, THIS Certificate of Designations, Preferences and Rights of Series D-6 Preferred Stock has been executed by a duly authorized officer of the Corporation on January XX, 2019.

12 ReTech Corporation

By:	/s/ Angelo Ponzetta
Name:	Angelo Ponzetta
Title:	Chief Executive Officer

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APPENDIX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES D-6 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D- 6 Preferred Stock indicated below into shares of common stock, $0.00001 par value per share (the “Common Stock”) of 12 RETECH CORPORATION, a Nevada corporation (the “Corporation”), according to the conditions hereof as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned. the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _________________________

# of shares of Series D-6 Preferred Stock owned prior to Conversion: _________

# of shares of Series D-6 Preferred Stock to be Converted: __________________

Stated Value of shares of Series D-6 Preferred Stock to be Converted: ________

# of Common Shares Converted Into:___________________________________

# of shares of Series D-6 Preferred Stock owned after to Conversion: _________

[HOLDER]

[Printed Name of Holder]
[Title of Holder – if any -]

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